Exhibit 10.1
Termination Agreement
between
Neurobiological Technologies, Inc.
2000 Powell Street, Suite 800
Emeryville, California 94608
USA
(hereinafter called “NTI”)
and
Nordmark Arzneimittel GmbH & Co. KG
Pinnauallee 4
25436 Uetersen
Germany
(hereinafter called “Nordmark”)
(NTI and Nordmark are individually referred to as “Party”
and collectively as “Parties”)

Preamble
1.
Whereas, the Parties have entered into a Cooperation and Supply Agreement on March 1, 2005 relating to the performance of certain services by Nordmark for NTI, the manufacture of the active pharmaceutical ingredient Ancrod, derived from the raw venom of the Malayan pit viper, and the supply of Ancrod to NTI.

2.
Whereas, the Parties have entered into an additional Agreement on the Establishment of a Snake Farm and Purification Unit on January 18, 2006 and into an Amendment to the Snake Farm Agreement on July 5, 2006.

3.	Whereas, NTI initiated clinical trials with an investigational medicinal product containing Ancrod as the active pharmaceutical ingredient.
4.	Whereas, following an interim analysis, NTI has discontinued the clinical trials due to lack of therapeutic efficacy.
5.	Whereas, Nordmark has erected on its premises a snake farm now containing approximately one thousand (1,000) Malayan pit vipers and a purification unit.
6.
Whereas, the Parties have come to the conclusion that now it is in the best interest of both Parties to agree on the termination of the existing agreements and to terminate their existing contractual relationships under the conditions laid down in this Termination Agreement.

Now, therefore, the Parties agree as follows
Art. 1
Termination of Agreements
1.1
The Cooperation and Supply Agreement of March 1, 2005 (the “Cooperation Agreement”) and the Agreement on the Establishment of a Snake Farm and Purification Unit of January 18, 2006, including its Amendment of July 5, 2006, (the “Snake Farm Agreement”, and, together with the Cooperation Agreement, the “Agreements”), are hereby terminated and shall be of no further effect as of April 30, 2009, subject to the fulfillment by each Party of its obligations in this Termination Agreement.

1.2	Any capitalized terms not defined and used herein shall have the meanings given such terms in either the Cooperation Agreement or the Snake Farm Agreement.
Art. 2
Transfer of Property
2.1
Subject to Art. 2.2, the right, title and interest in and to all property under the Agreements that is owned by NTI, including all snakes, the purification unit and the related equipment is hereby transferred to Nordmark.

2.2
Nordmark acknowledges that, pursuant to that certain Exclusive License Agreement between Abbott Laboratories and Empire Pharmaceuticals, Inc. dated March 29, 2002, as amended, NTI (as successor to Empire Pharmaceuticals, Inc.), has assigned its rights to certain materials, including raw venom, dried venom and API, and information regarding Ancrod, and is required to deliver such materials and information to Abbott Laboratories. Nordmark hereby agrees to comply with the reasonable requests of NTI or Abbott for the transfer of such materials and information to any location specified by NTI or Abbott, at NTI’s expense.

Art. 3
Waivers of Rights and Payments
3.1
Subject to the final payment set forth in Art. 4 (and NTI reimbursing Nordmark for its direct expenses incurred to transfer materials to Abbott per Art. 2.2), Nordmark hereby waives its rights to any additional payments from NTI for any services provided under the Agreements or for any past, present or future costs or expenses.

3.2	NTI hereby waives its rights to any payments from Nordmark under the Agreements, including without limitation under Article 6.4 of the Snake Farm Agreement.
Art. 4
Final payment
4.1	In compliance with Article 6.3 of the Snake Farm Agreement, NTI acknowledges that it owes Nordmark a Contingent Additional Consideration Payment based on certain costs of the Ancrod Facilities.
4.2
NTI undertakes to pay Nordmark in fulfilment of its obligations under Article 6.3 of the Snake Farm Agreement, as well as in fulfilment of all other contractual obligations under the Agreements, a final payment amount of € 2.123.533,70.

4.3	The final payment amount is due to a bank account specified in writing by Nordmark within 20 bank days after the signing of this Agreement by both Parties.
Art. 5
Mutual Release
5.1
Under the condition that NTI has paid the amount mentioned in Art. 4, Nordmark hereby waives any rights and declares not to have any further claims against NTI arising from the Cooperation Agreement and from the Snake Farm Agreement, be they known or unknown or whether they relate to the past, the present or the future, and Nordmark, on behalf of itself and its assigns and successors, hereby voluntarily releases and forever discharges NTI and its assigns and successors from any and all such claims, demands, debts, damages and liabilities.

5.2
NTI hereby waives any rights and declares to have no claims against Nordmark whatsoever arising from the Cooperation Agreement and from the Snake Farm Agreement, be they known or unknown or whether they relate to the past, the present or the future, and NTI, on behalf of itself, and its assigns and successors, hereby voluntarily releases and forever discharges Nordmark and its assigns and successors from any and all such claims, demands, debts, damages and liabilities.

Art. 6
Final Provisions
6.1
Neither Party may transfer its rights or duties under this agreement to any third Party without written approval of the other Party, except that either Party may assign this Termination Agreement in connection with the transfer or sale of all or substantially all of its assets or business to which this Termination Agreement relates, or in the event of a merger or consolidation of a Party with another company, an acquisition by another company, or a sale to another company.

6.2	Should one or more provisions of this Termination Agreement be or become ineffective the remaining provisions of this Termination Agreement shall remain in full force and effect.
6.3
This Termination Agreement embodies the entire understanding of the Parties pertaining to this Termination Agreement. There are no promises, claims, conditions or obligations expressed orally or in writing or implied other than those contained herein.

6.4	This Agreement shall be construed in accordance with and governed by the laws of Germany.

6.5
The Parties undertake to amicably solve any dispute between them arising from this Termination Agreement or concerning its validity. If they fail to do so, then either Party may request that such dispute be resolved by arbitration pursuant to the applicable Rules of Conciliation and Arbitration of the International Chamber of Commerce.

6.6	Place of Arbitration shall be New York City, New York.

Emeryville, May 4, 2009	Uetersen, April 30, 2009

Neurobiological Technologies, Inc.	Nordmark Arzneimittel GmbH & Co. KG

/s/ Matthew M. Loar	/s/ Franz Empl
Vice President and Chief Financial Officer	President and Chief Financial Officer